CONSENT INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the DWS U.S. Government Securities Fund's (formerly Scudder U.S. Government Securities Fund) (the "Fund") Class S share’s Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Class S Shares Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 42 to the Registration Statement (Form N-1A, No. 2-57937) of our report dated December 19, 2005, on the financial statements and financial highlights of the Scudder Strategic Income Fund, included in the Fund's Annual Report dated October 31, 2005.

/s/ERNST & YOUNG LLP

Boston, Massachusetts

August 11, 2006